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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 16, 2000


                              FINANCIALWEB.COM, INC
                              ---------------------
             (Exact name of registrant as specified in its Charter)


          Nevada                        000-25799                 93-1202428
          ------                        ---------                 ----------
(State or other jurisdiction of        (Commission              (IRS Employer
incorporation or organization)         File Number)          Identification No.)


                            201 Park Place, Suite 321
                        Altamonte Springs, Florida 32701
                        --------------------------------
           (Address of principal executive offices including zip code)

                                 (407) 834-4443
                                 --------------
              (Registrant's telephone number, including area code)
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Item 5. Other Events

     As discussed in FinancialWeb.com, Inc.'s (the "Company") Form 10-KSB for the year ended December 31, 1999 filed on June 2, 2000 and Form 10-QSB for the quarter's ending March 31, and June 30, 2000 filed on June 13, 2000 and August 21, 2000, respectively, the Company has faced substantial increases in capital expenditures and operating costs and, accordingly, has been actively seeking sources of financing. As detailed in the Company's most recent Form 10-QSB for the quarter ended June 30, 2000, the Company had enough cash on hand to continue operations for three to six months from June 30, 2000 and has subsequently depleted its cash reserves and is facing continuing losses. During this period, the Company has conducted discussions with a number of equity and debt financing sources, but has been unable to arrange financing on satisfactory terms. The Company is currently in discussions with its principal secured creditor for interim, short-term funding while the Company actively pursues other strategic alternatives, including the sale of the Company.

     Due to the Company's inability to obtain additional funding or generate cash flow necessary to continue operations, the Company has determined to significantly reduce its workforce. Approximately 31 of the Company's employees were informed today that their employment with the Company would cease immediately. In addition, Mr. Kevin Leininger, the Company's Chief Executive Officer, resigned effective 12:00 P.M. October 16, 2000, although Mr. Leininger will continue as a member of the Board of Directors. A core group of employees required to maintain minimal operations during the period in which the Company explores other alternatives (or to implement an orderly winding up of the Company's affairs) will continue to work for a limited period of time.

     In addition, the Board of Directors is also considering the dissolution of the Company and the orderly liquidation of its assets, among other alternatives. Because of the existing debt and other obligations of the Company, it is not considered likely that any proceeds from a sale or liquidation would be adequate to provide any funds to the Company's preferred or common stockholders.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2000              FINANCIALWEB.COM, INC.


                                     By:  /s/ Kevin Leininger
                                          ------------------------------------
                                          Chief Executive Officer